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                                                                   EXHIBIT 10.18


                           PURCHASE AND SALE AGREEMENT


                  THIS PURCHASE AND SALE AGREEMENT is made and entered into this 9th day of February, 1999 by and among JASON INCORPORATED, a Wisconsin corporation ("Purchaser"), SEALEZE CORPORATION, a Virginia corporation ("Seller"), and OLIN V. HYDE (the "Shareholder").

                                    RECITALS

                  Purchaser, Seller and the Shareholder acknowledge the following:

                  A. Seller is engaged in the business of manufacturing and selling strip brush products and related products to industrial and commercial customers throughout the United States, Canada and other countries.

                  B. Seller desires to sell to Purchaser and Purchaser desires to purchase and acquire from Seller all of the assets of Seller described below.

                  C. The Shareholder holds all of the outstanding stock of Seller.

                                   AGREEMENTS

                  In consideration of the recitals and mutual agreements which follow, the parties agree as follows:

                  1. Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Purchaser and Purchaser agrees to purchase and accept from Seller as the same shall exist on the Closing Date (as defined in section 6), all of Seller's right, title and interest in and to all of Seller's properties and rights of every kind and all of the operating assets of Seller, wherever located and regardless of whether reflected on its books, including, without limitation, Seller's business as a going concern and the following assets, other than the Excluded Assets (as defined in section 2) (collectively, the "Purchased Assets"):

                          1.01 Personal Property. All machinery, equipment,
leasehold improvements, tools, tooling, fixtures, furniture, furnishings and other personal property and tangible assets, including, without limitation, the personal property listed on Schedule 1.01.

                          1.02 Vehicles. Except as described in section 2, all
automobiles, trucks, trailers, automotive equipment and other owned vehicles, if any, including, without limitation, the vehicles listed on Schedule 1.02 ("Vehicles").



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                          1.03 Intangible Assets. All of Seller's right, title
and interest in and to all domestic and foreign patents, formulas, processes, techniques, formulations, customer lists, supplier lists, operating records, work orders, customer contracts, licenses, trade names, trademarks, service marks, copyrights, government approvals, permits and authorizations (and applications for any of the foregoing) and all technical know-how, trade secrets, confidential information and other similar intangible assets, including, without limitation, the use of the name "Sealeze" and all variations of and logos associated with such name, the intangible assets described on
Schedule 1.03 and the goodwill associated with all of the foregoing (collectively, the "Intangible Assets").

                          1.04 Leases. Leases of equipment and other tangible
personal property, which are described on Schedule 1.04, and all rights of Seller thereunder ("Leases").

                          1.05 Contracts. Contracts or commitments entered into
by Seller, and all obligations and rights thereunder which are described on
Schedule 1.05 ("Contracts").

                          1.06 Prepaid Assets. All prepaid assets, including the
prepaid items listed on Schedule 1.06 (collectively, "Prepaid Assets").

                          1.07 Documents. Except for Seller's corporate minute
book and related corporate records, all records, computer software (including without limitation the Telemagic software license, the TIW software license and the SBT software license) and documents, books, supplier and customer lists, work orders, copies of audit information and correspondence, drawings, copies of financial information and all other documents used in connection with the operation of Seller that are not exclusively personal to the Shareholder ("Documents").

                          1.08 Accounts Receivable. Except for the Excluded
Receivables (as defined in section 2.04), all trade and other accounts and notes receivable and all notes, bonds and other evidences of indebtedness and rights to receive payment from any person held by Seller, including the accounts receivable listed on Schedule 1.08 ("Receivables").

                          1.09 Inventory. All inventories of raw materials,
work-in-process, finished goods, spare parts and supplies ("Inventory").

                          1.10 Licenses and Permits. Other than Seller's
business license from the County of Chesterfield, Virginia, all of Seller's rights in all government licenses, permits and authorizations (and any applications for any of the foregoing) held by Seller




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that are necessary for the operation of Seller's business, all of which are listed on Schedule 1.10 ("Licenses and Permits").

                          1.11 Real Property. All right, title and interest of
Seller, whether in fee, lease or any other interest, in and to the real estate, buildings, fixtures and improvements owned by Seller, including Seller's fee ownership interest in the property legally described on Schedule 1.11 (the "Real Property").

                          1.12 Claims. All claims or rights under insurance
policies owned by or obtained on behalf of Seller in respect of Purchased Assets and Assumed Liabilities (as defined in section 3) and all causes of action, judgments, claims and demands relating to the Purchased Assets and Assumed Liabilities.

                          1.13 Employee Benefit Plans. All of Seller's rights in
employee benefit plans assumed by Purchaser as described in section 12.02 (the "Employee Benefit Plans").

                  2. Assets Excluded From Sale. There shall be excluded from this transfer the following assets of Seller (collectively, the "Excluded Assets"):

                          2.01 Cash and Cash Equivalents. All of Seller's cash
and cash equivalents and marketable securities.

                          2.02 Tax Refunds. Any federal, state or local income
tax refunds or claims related to the operation of Seller on or prior to the Closing Date.

                          2.03 Excluded Contracts. Any contracts or commitments
(the "Excluded Contracts") entered into by or on behalf of Seller, and all obligations thereunder, which are not described on Schedule 1.05.

                          2.04 Accounts Receivable. All accounts receivable of
Seller listed on Schedule 2.04 (collectively the "Excluded Receivables").

                          2.05 Other Items. The automobile owned by Seller and
used by the Shareholder and the computer and desk located at the Shareholder's home, all of which are further described on Schedule 2.05.

                          2.06 Insurance Policies. All casualty, liability or
other insurance policies owned by or obtained on behalf of Seller and all claims or rights under any such insurance policies in respect of the Excluded Liabilities (as defined in section 4) and the Excluded Assets.




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                  3.      Assumption of Liabilities. As partial consideration
for the purchase of the Purchased Assets, Purchaser hereby assumes and agrees to pay, perform and discharge to the extent not theretofore performed, paid or discharged, the following liabilities and/or obligations of Seller as the same shall exist on the Closing Date (collectively, the "Assumed Liabilities"):

                          3.01 Accounts Payable. All accounts payable which are
reflected on the statement of Operating Working Capital as of the Closing Date (as defined in section 5.03).

                          3.02 Accrued Expenses. All accrued expenses which are
reflected on the statement of Operating Working Capital as of the Closing Date.

                          3.03 Products Liability. All liabilities and
obligations of Seller resulting from, arising out of or relating to product liability claims ("Product Liability Claims") involving products manufactured by Seller and shipped by Purchaser after the Closing Date.

                          3.04 Contracts and Leases. Subject to section 4, all
liabilities and/or obligations existing as of, arising after or to be performed after the Closing Date under or with respect to the Contracts and Leases.

                          3.05 Employee Benefit Plans. All liabilities of Seller
with respect to Employee Benefit Plans assumed by Purchaser as described in section 12.02.

                  4. Excluded Liabilities. Except as otherwise expressly provided in section 3 of this Agreement, Purchaser shall not assume, pay, perform or discharge, and the term "Assumed Liabilities" shall not include, and Seller shall promptly pay and discharge when due, any debts, liabilities, obligations or commitments of Seller, whether actual, contingent or accrued, including without limitation the following (collectively, the "Excluded Liabilities"):

                          4.01 Termination of Employees. Any claims made by any
employee of Seller as of the Closing Date who is not thereafter employed on or after the Closing Date by Purchaser subject to Purchaser's obligations pursuant to section 10.03.

                          4.02 Employment-Related Claims. To the extent not
accrued on the statement of Operating Working Capital as of the Closing Date, the following claims relating to employees of Seller:

                                  (a) all liabilities and obligations of Seller
incurred on or prior to the Closing Date resulting from workers' compensation claims made on or prior to the Closing Date, and claims made on or before the Closing Date for hospitalization or





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medical expenses. Neither Seller nor the Shareholder shall have any liability with respect to post-Closing claims for hospitalization or medical expenses of employees hired by Purchaser pursuant to section 10.03;

                                  (b) all liabilities of Seller relating to
employee life insurance claims for deaths on or prior to the Closing Date;

                                  (c) all liabilities and obligations of Seller
for any claim made on or prior to the Closing Date for short-term or long-term disability; and

                                  (d) except to the extent accrued on the
statement of Operating Working Capital as of the Closing Date, all liabilities and obligations of Seller as of the Closing Date relating to employee compensation.

                          4.03 Taxes. Except to the extent accrued on the
statement of Operating Working Capital as of the Closing Date, any liabilities for taxes, including real estate, income, withholding, sales, use and other taxes, incurred at any time by Seller or arising with respect to the Purchased Assets on or before the Closing Date, including any deferred taxes.

                          4.04 Benefit Plans. Except as set forth in section 3,
any liability under any Pension Plan, Welfare Plan or Fringe Benefit Plan (as defined in section 9.28) maintained or contributed to by Seller, including any Simplified Employee Pension-Individual Retirement Account and any cafeteria plan.

                          4.05 Excluded Contracts. Any obligations or
liabilities with respect to the Excluded Contracts.

                          4.06 Distribution Payable. The Distribution Payable as
Provision for Income Taxes described on Seller's financial statements, and any obligation relating thereto.

                  5.      Purchase Price.

                          5.01 Amount to Seller. Purchaser shall, in addition to
assuming the Assumed Liabilities, pay to Seller in the manner set forth below an amount equal to (a) $18,600,000, less (b) the "Bonus Amount" as defined below, plus (c) the amount by which the Operating Working Capital as of the Closing Date exceeds the Operating Working Capital as of September 30, 1998 or minus (d) the amount by which the Operating Working Capital as of the Closing Date is less than the Operating Working Capital as of September 30, 1998, as the case may be (the "Purchase Price"). The term "Operating Working Capital" as used herein shall mean the excess of Seller's accounts receivable, inventory and prepaid expenses over its accounts payable, accrued payroll and




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other accrued expenses. The Operating Working Capital as of September 30, 1998
is agreed to be $1,518,000 (as set forth on Schedule 5.01(a)), adjusted for consistent accounting treatment with the statement of Operating Working Capital as of the Closing Date. The Operating Working Capital shall be calculated as at both September 30, 1998 and the Closing Date in accordance with section 5.03.

                          The "Bonus Amount" means the $181,018.53 ($167,609.75
in bonuses payable to certain of Seller's employees, plus 8% for payroll taxes and other expenses), described in the memorandum set forth on Schedule 5.01(b) (the "Bonus Memorandum"). Purchaser will pay the bonuses to the employees in accordance with the terms of the Bonus Memorandum dated December 9, 1999. Purchaser shall refund to Seller in immediately available funds, as an adjustment to the Purchase Price, any bonus in respect of any such employee who resigns or is terminated for cause on or before August 31, 1999; provided that in no event shall such adjustment exceed $31,018.53.

                          5.02   Manner of Payment of the Purchase Price. At
Closing, Purchaser shall:

                               (a) assume the Assumed Liabilities; and

                               (b) pay to Seller $18,600,000, less the Bonus
Amount, in accordance with Seller's directions, through a bank wire transfer (the "Cash Payment").

                          5.03   Post-Closing Adjustments.

                               (a) As soon as practicable but not later than 45
days after the Closing, Purchaser's independent certified public accountant (PricewaterhouseCoopers) shall audit Seller to determine its Operating Working Capital as of the Closing Date and prepare and deliver to the parties a proposed statement of Seller's Operating Working Capital as of the Closing Date (the "Proposed Closing Date Operating Working Capital"). The Proposed Closing Date Operating Working Capital shall be prepared in accordance with generally accepted accounting principles (except as set forth on Schedule 5.03 and as otherwise agreed upon by the parties) and in accordance with the following:

                                         (i)  Seller's accounts receivable will
be valued at face amount less adjustment for [a] any known claims, price adjustments or returns, and [b] uncollectibility. Seller's accounts receivable at September 30, 1998 will be adjusted to reflect accounting treatment consistent with the statement of Operating Working Capital as of Closing Date.

                                         (ii) The valuation of Seller's
inventory will be based upon a physical inventory taken the day after the Closing Date. Such inventory shall be





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observed by representatives of Purchaser and Seller. Appropriate adjustment for slow-moving and obsolete inventory will be made in accordance with generally accepted accounting principles. Seller's inventory at September 30, 1998 will be adjusted to reflect accounting treatment consistent with the statement of Operating Working Capital as of the Closing Date.

                                         (iii) The difference in Seller's
prepaid expenses as of the Closing Date and as of September 30, 1998 has been calculated as set forth on Schedule 5.03(iii) and shall be reflected in the Operating Working Capital calculation.

                                         (iv) Seller's accounts payable and
accrued payroll and other accrued expenses shall be calculated as of the Closing Date. Seller's accounts payable and accrued payroll and other accrued expenses at September 30, 1998 will be adjusted to reflect accounting treatment consistent with the statement of Operating Working Capital as of the Closing Date. Operating Working Capital shall not include any Excluded Assets or Excluded Liabilities.

                                         (v) The statement of Operating Working
Capital as of the Closing Date shall not include any assets and/or liability for the Bonus Amount.

                                         The independent certified public
accountants shall permit Purchaser, Seller and their designated representatives or advisors to review all accounting records and all work papers and computations used by them in the preparation of the Proposed Closing Date Operating Working Capital. If Seller does not give notice of dispute to Purchaser within 15 days of receiving the Proposed Closing Date Operating Working Capital, the parties agree that the Proposed Closing Date Operating Working Capital shall become the Operating Working Capital as of the Closing Date. If Seller gives notice of dispute to Purchaser within such 15-day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute. If, after 15 days from the date notice of dispute is given hereunder, Seller and Purchaser cannot agree on the resolution of the dispute, the parties shall designate an independent certified public accounting firm acceptable to Purchaser and Seller to resolve the dispute, whose decision as to the Operating Working Capital as of the Closing Date shall be conclusive and binding upon Seller and Purchaser. The expenses pertaining to any dispute resolution hereunder shall be shared equally by Seller and Purchaser.

                                   (b)  If, upon final determination of the
Operating Working Capital as of the Closing Date, the Operating Working Capital as of the Closing Date is less than the Operating Working Capital as of September 30, 1998, Seller shall pay to Purchaser the amount of such difference plus interest from the Closing Date to the date of payment at the rate of 8% per annum. If, upon final determination of the Operating Working Capital as of the Closing Date, the Operating Working Capital as of the Closing Date is more than the Operating Working Capital as of September 30, 1998, Purchaser




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shall pay to Seller the amount of such difference plus interest from the Closing
Date to the date of payment at the rate of 8% per annum. Any such amount shall be paid by wire transfer within ten days of the final determination of the Operating Working Capital as of the Closing Date.

                          5.04 Allocation of Purchase Price. The parties shall
allocate the Purchase Price to the assets in accordance with the following: (1) working capital assets as reflected in the final determination of the Operating Working Capital as of the Closing Date, (2) fixed assets equal to the tax net book value of the assets as of the Closing Date, and (3) goodwill. The parties are to report the federal, state and local income tax and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including without limitation, the preparation and filing of Form 8594 or any successor form.

                  6. Closing. The closing (the "Closing") of the transactions pursuant to this Agreement shall take place on February 9, 1999 ("Closing Date") at the offices of Hirschler, Fleischer, Weinberg, Cox & Allen, or such other time and place as Seller and Purchaser may agree. The effective time of the Closing shall be deemed to be 11:59 p.m. eastern daylight savings time on the Closing Date.

                  7. Seller's and Shareholder's Obligations Prior to or at the
                     Closing.

                     7.01 Deliveries. Seller and the Shareholder hereby agree that they shall, prior to or at the Closing, deliver or convey or cause to be delivered or conveyed to Purchaser:

                           (a) A General Bill of Sale in substantially the form
of Exhibit A, duly executed by Seller.

                           (b) An assignment of Seller's rights, title and
interest in any assignable Licenses and Permits and originals (or copies if originals are not available) of all Licenses and Permits, whether or not assignable.

                           (c) An Assignment and Assumption of Contracts and
Leases in substantially the form of Exhibit B (the "Assignment and Assumption Agreement"), duly executed by Seller.

                           (d) Duly executed titles to all Vehicles included in
the Purchased Assets, if any.

                           (e) The Documents.





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                           (f) The written opinion letter dated as of the
Closing Date of Hirschler, Fleischer, Weinberg, Cox & Allen, counsel for Seller and the Shareholder, in substantially the form of Exhibit C.

                           (g) Certified copies of resolutions adopted by
Seller's Board of Directors and the Shareholder authorizing the sale of the Purchased Assets to Purchaser in accordance with the terms hereof and the execution, delivery and performance of this Agreement and all agreements contemplated hereby.

                           (h) Duly executed assignments of the Intangible
Assets.

                           (i) A certificate of good standing for Seller issued
by the Secretary of State of the Commonwealth of Virginia dated within ten days of the Closing Date.

                           (j) A written estoppel certificate from each lessor
of real property listed on Schedule 7.01(j), if any, and each party to each Contract and Lease that requires by its terms or law such party's consent to assignment to Purchaser, acknowledging and certifying that (a) such party is a party to a lease or contract of a certain date; (b) the lease or contract has not been amended or modified or, if it has, reciting the date and substance of such modification; (c) the lease or contract is in full force and effect; (d) as of the date of the certificate, Seller is not in default under the lease or contract; and (e) that such party consents to the assignment of such lease or contract to Purchaser in conjunction with the transactions contemplated by this Agreement.

                           (k) Articles of Amendment to Seller's Articles of
Incorporation, changing Seller's name to eliminate the word "Sealeze."

                           (l) Employment and Consulting Agreement in
substantially the form of Exhibit D (the "Employment and Consulting Agreement"), duly executed by Olin V. Hyde.

                           (m) Special Warranty Deed, duly executed by Seller,
for the Real Property, free and clear of all liens and encumbrances, except municipal and zoning ordinances, real estate taxes not yet due and payable and other easements and restrictions of record which do not materially interfere with the conduct of the operations currently conducted on the Real Property or materially detract from the value of the Real Property as currently used, together with (i) an assignment of Seller's right, title and interest in any certificates, licenses, permits, authorizations or appraisals relating to the Real Property, and (ii) a sworn affidavit stating Seller's FEIN and that Seller is not a foreign person for purposes of section 1445 of the Internal Revenue Code and Treasury Regulation section 1.1445-2T.




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                           (n) Releases of the UCC filings and the security
interest of Wachovia Bank (or any other lender) in any of the Purchased Assets.

                           (o) An executed copy of the Transfer Agreement
Relating to Employee Benefit Plans.

                           (p) The Schedules to this Agreement.

                           (q) Closing Certificate of the officers of Seller
certifying officer incumbency, etc.

                           (r) Such other instruments as Purchaser may
reasonably request to vest in Purchaser all of Seller's right, title and interest in and to the Purchased Assets.

                  8.   Purchaser's Obligations Prior to or at the Closing.

                       8.01 Deliveries. Purchaser hereby agrees that it shall, prior to or at the Closing, deliver or cause to be delivered to Seller:

                           (a) A bank wire transfer in the amount of
$18,600,000, less the Bonus Amount, in accordance with Seller's instructions.

                           (b) The written opinion letter dated as of the
Closing Date of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel for Purchaser, in substantially the form of Exhibit E.

                           (c) Certified copy of the resolutions adopted by
Purchaser's Board of Directors authorizing the purchase of the Purchased Assets and the assumption of the Assumed Liabilities from Seller in accordance with this Agreement and the execution, delivery and performance of this Agreement and all agreements contemplated hereby.

                           (d) The Assignment and Assumption Agreement, duly
executed by Purchaser.

                           (e) The Employment and Consulting Agreement, duly
executed by Purchaser.

                           (f) Certificate of Status for Purchaser issued by the
Department of Financial Institutions of the State of Wisconsin dated within ten days of the Closing Date.




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                           (g) A current survey dated within 30 days of Closing
of the Real Property prepared by duly licensed land surveyors acceptable to Purchaser. For each parcel the survey shall: (i) show the boundaries of the property; (ii) contain a proper and complete legal description of the property and show the total number of acres in the property and the number of acres, if any, located within dedicated streets and highways; (iii) show all dedicated public streets providing access to the property and locate any areas of restricted access; (iv) show all existing improvements (e.g., buildings, driveways, powerlines and transformers and fences); (v) locate all recorded and visible easements and rights of way; (vi) show the location of any easements necessary to bring offsite improvements to the property; and (vii) show any encroachments upon the property. The survey shall contain a certification acceptable to Purchaser's counsel that the surveyor has surveyed the property and shown all improvements and encroachments and that the surveyor's liability extends to those who purchase, mortgage or guarantee title to the property within at least one year from the date of the survey and such other ALTA certification as are acceptable to the title insurance company selected by Purchaser for removal of the surveyed exceptions in the title insurance policy. Purchaser shall have until Closing to object any condition not permitted by this Agreement.

                           (h) A title insurance commitment, ALTA Form B-1970
issued by a title company acceptable to Purchaser, agreeing to issue to Purchaser, upon recording of the deed described in this Agreement, an owner's policy in an amount acceptable to Purchaser and showing title to the Real Property to be in the condition called for by this Agreement, subject only to financial encumbrances which shall be discharged by Seller at or before Closing and containing such endorsements as Purchaser or Purchaser's lenders may require. Purchaser shall have until Closing to object to any condition of title not permitted by this Agreement.

                           (i) An executed copy of the Transfer Agreement
Relating to Employee Benefit Plans.

                           (j) Closing Certificate of the officers of Purchaser
certifying officer incumbency, etc.

                  9. Representations and Warranties of Seller and the Shareholder. Seller and the Shareholder, jointly and severally, hereby represent and warrant to Purchaser that the following statements are true as of the Closing Date:

                  9.01 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has the corporate power and authority to own its property and carry on its business as now conducted. Seller is not licensed or qualified to do business in any other state or jurisdiction and is not required to be licensed or qualified in any other state or jurisdiction.






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                  9.02 Authority. Seller has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for herein. The execution and delivery of this Agreement by Seller and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate corporate action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under the terms or conditions of Seller's Articles of Incorporation or By-Laws, any court or administrative order or process, any agreement or instrument to which Seller or the Shareholder is a party or by which Seller or the Shareholder is bound or any statute or regulation of any governmental agency. This Agreement and all documents contemplated hereby are valid and binding obligations of Seller and the Shareholder enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. The Shareholder owns all of the issued and outstanding capital stock of Seller.

                  9.03 Financial Statements. Schedule 9.03 contains copies of
(a) the unaudited balance sheets of Seller as of September 30, 1998 and as of each year end, December 31, 1994 through December 31, 1997; and (b) unaudited statements of income of Seller for each such period. The September 30, 1998 balance sheet shall hereinafter be referred to as the "Balance Sheet" and September 30, 1998 shall hereinafter be referred to as the "Balance Sheet Date." Each such balance sheet and income statement (x) was prepared in accordance with Seller's books of account and records; (y) is true and correct in all material respects and presents fairly the financial position of Seller as of the date specified and the results of its operations for the period then ended; and (z) except as described on Schedule 9.03, has been prepared in accordance with generally accepted accounting principles consistently applied by Seller. Such statements of income do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such financial statements include all adjustments, which consist only of normal recurring accruals (the effect of which will not, individually or in the aggregate, be materially adverse), necessary for such fair representation. Seller's books of account, as well as its minute books and stock records, are complete and correct in all material respects.

                  9.04 Liabilities. To Seller's and the Shareholder's knowledge, Seller has no liabilities, direct or contingent, absolute, known or unknown, or any outstanding evidence of indebtedness, except (a) as reflected on the Balance Sheet; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date, consistent with Seller's prior practice and which, in the aggregate, do not result in any material adverse change in the financial condition of Purchaser's business or the




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Purchased Assets from that set forth on the Balance Sheet; and (c) as reflected on Schedule 9.04. None of such liabilities were incurred other than in the ordinary course of business. To Seller's and the Shareholder's knowledge, there are no material defaults under any terms or conditions of any indebtedness, liability, Contract, Lease or obligation of Seller assumed by Purchaser, or circumstances which form the basis for the assertion of any such default other than as specified in (a), (b) or (c) hereof.

                  9.05 Accounts Receivable. All of the Receivables reflected on the Balance Sheet arose in the ordinary course of business and represent amounts payable by a buyer for goods actually sold or services actually performed, and to Seller's and the Shareholder's knowledge, are not subject to any counterclaims or setoffs except as set forth on Schedule 9.05 and are current except as set forth on Schedule 9.05. Receivables arising after the Balance Sheet Date have arisen in the ordinary course of business, represent amounts payable by a buyer for goods actually sold or services actually performed and to Seller's and the Shareholder's knowledge, are not subject to any counterclaims or setoffs except as set forth on Schedule 9.05.

                  9.06 Inventory. The value at which the Inventory is carried on the Balance Sheet reflects the customary inventory valuation policy consistently applied by Seller of stating inventory on the current cost of material valuation method of accounting for inventory. To Seller's and the Shareholder's knowledge, the Inventory is in good condition and usable and salable in the ordinary course of business consistent with past practice. Inventory has been acquired only in the ordinary course of business. No Inventory has been consigned to others. Seller owns the Inventory free and clear of any liens or encumbrances.

                  9.07 Business Changes. Except as set forth on Schedule 9.07, since the Balance Sheet Date, there has not been:

                       (a) any material adverse change in the condition (financial or other) or in the operations, business, properties or assets of, or material damage, destruction or loss (whether or not covered by insurance) affecting Seller or the Purchased Assets;

                       (b) any sale, lease, abandonment or other disposition of any material equipment or other operating property comprising the Purchased Assets which causes any material adverse impact upon Seller except for dispositions of Inventory in the ordinary course of business;

                       (c) any transfer of the Purchased Assets by Seller to any shareholder, officer, director, employee or affiliate of Seller or any other transfer of Purchased Assets outside of the ordinary course of business;

                           (d) any extraordinary increase in compensation of any
officer, director or employee (including, without limitation, any extraordinary increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or the adoption of any new benefit program, plan or other arrangement for officers, directors or employees which would have a material adverse impact on Seller's business other than the Bonus Amounts, or, to Seller's and the Shareholder's knowledge, any material deviation from the ordinary and usual course by Seller in the conduct of its business;

                           (e) any material change in accounting methods or
practices followed by Seller, including changes to amortization or depreciation policies or write-downs in the value of any Inventory or Receivables;

                           (f) any material increase in any obligations or
liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and generally consistent with past practice;

                           (g) any mortgage, pledge or creation of any lien,
charge, security interest or other encumbrance on any of the Purchased Assets (except those created in the ordinary course of business and generally consistent with past practice and identified on Schedule 9.07(g));

                           (h) any contract for the sale of Seller's business,
or any part thereof or for the purchase of another business, whether by merger, consolidation, exchange of stock or otherwise (other than negotiations with respect to this Agreement);

                           (i) any written or, to Seller's and the Shareholder's
knowledge, oral notice (i) that any customer of Seller which accounted for 5% or more of Seller's total net sales for the prior 12 months may terminate its relationship with Seller or (ii) of termination or potential termination of any other contract, lease or relationship which individually or in the aggregate has a material adverse effect upon Seller's business or the Purchased Assets; or

                           (j) any encounter with any labor union organizing
activity, any actual or threatened employee strikes, work stoppages, slow downs or lockouts or any material change in the relationships with its employees, agents, customers or suppliers.

                      9.08 Real Property Owned and Leased. The Real Property is the only real property owned or leased or otherwise utilized in connection with Seller's business or to which Seller has any right, title or interest. Except for the Real Property, Seller does not own a fee interest in any real estate. Seller is not a party to any lease or similar agreement under which Seller is a lessor or sublessor of or makes available for use by any third party any real property owned or leased by Seller or any portion of premises otherwise occupied by Seller. Except for items 2 through 11 of Schedule B-II of title commitment #ST 99100169 Fourth Reissue issued by Old Republic National Title Insurance Company, Seller has good and marketable fee title to the Real Property, free and clear of all mortgages, liens, security interests, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever. Notwithstanding the foregoing, Seller and the Shareholder represent and warrant without exception that Chesterfield County does not have any right of first refusal or option to purchase the Real Property nor is the Real Property subject to any right of reverter in favor of Chesterfield County pursuant to (i) those certain Protective Covenants, Conditions and Restrictions For the Chesterfield Airport Industrial Park, recorded in the Clerk's Office, Circuit Court, Chesterfield County, Virginia (the "Clerk's Office"), in Deed Book 1778, page 1764; (ii) a Real Estate Agreement dated January 27, 1988, contained in a Deed recorded in the Clerk's Office in Deed Book 1925, page 1179, and rerecorded in the Clerk's Office in Deed Book 1964, page 1084; (iii) a March 10, 1988 First Amendment to Real Estate Agreement dated January 27, 1988 and recorded in the Clerk's Office in Deed Book 1964, page 1106; and (iv) contained in a Deed recorded in Deed Book 1925, page 1179 (collectively, the "Real Estate Documents") with respect to the transfer of Real Property from Seller to Purchaser. Seller is not a lessee or sublessee under any lease of real property.

                  9.09 Condition of Real Property. To Seller's and the Shareholder's knowledge, there are no structural or nonstructural defects in any of the buildings or other improvements situated on the Real Property and all building systems, structures, fixtures and improvements owned, leased or used by Seller are in all material respects in good condition and working order (reasonable wear and tear excepted). Seller and the Shareholder have no notice or knowledge that aggregate capital expenditures in excess of $10,000 on the Real Property will be necessary in the next 12 months to carry on the business of Seller as it is presently conducted nor are any such expenditures planned.

                  9.10 Floodplain. Except as described on Schedule 9.10 or in the survey described in section 8.01(g), to Seller's and the Shareholder's knowledge, no part of the Real Property is located on or contains a governmentally-recognized floodplain, flood prone area, flood risk area, wetland or similarly restricted area.

                  9.11 Access. To Seller's and the Shareholder's knowledge and except as described in the survey described in section 8.01(g), there is full and free vehicular access to and from public highways and roads to the Real Property and all utility companies providing utilities to the Real Property have adequate rights of access to provide the services necessary for the conduct of the business now conducted upon the Real Property and neither Seller nor the Shareholder has knowledge of any fact or condition that could result in termination or limitation of such access.

              9.12 Building Code Compliance. Neither Seller nor the Shareholder has notice or knowledge of any government agency or court order requiring repairs, alterations or corrections of any existing conditions in the Real Property. To Seller's and the Shareholder's knowledge, the Real Property complies in all material respects with all federal, state and municipal laws, ordinances, orders, regulations and requirements.

              9.13 Zoning. To Seller's and the Shareholder's knowledge and except as set forth on Schedule 9.13, the current use and improvements on the Real Property are permitted under the governing zoning laws and ordinances and are not nonconforming or a special use or special exception. Neither Seller nor the Shareholder has notice or knowledge of any contemplated change in this zoning classification.

              9.14 Planned Public Improvements and Special Assessments. Neither Seller nor the Shareholder has notice or knowledge of any planned or contemplated public improvements that may result in special assessments against the Real Property or otherwise materially affect the availability of utility service or access to the Real Property. There are currently no special assessments affecting the Real Property.

              9.15 Insurance. A summary of the insurance Seller maintains is set forth in Schedule 9.15. All premiums on policies due to the date hereof have been paid. Seller has not, within the last three fiscal years, had any application for insurance rejected or any insurance policy canceled or withdrawn.

              9.16 Compliance with Law. Except as disclosed in Schedule 9.16, to Seller's and the Shareholder's knowledge, the operation of its business and the use of the Purchased Assets and the Real Property are not in default under or in violation of any applicable federal, state or local laws or ordinances or any order, rule or regulation of any federal, state or local agency or body, including, without limitation, any criminal laws, zoning and building codes, energy, safety, health, employment-related, antitrust, wage and hour laws, orders, rules or regulations, applicable to Seller, the Real Property or the Purchased Assets, which, in Seller's and the Shareholder's reasonable opinion, would have a material adverse impact on Seller's business.

              9.17      Environmental Disclosures.

                        (a) Schedule 9.17 lists with expiration dates all permits, licenses, approvals and consents issued by or received from foreign, federal, interstate, state or local government agencies (including local sewerage districts) relating to Environmental Laws or Hazardous Substances (the "Environmental Permits") which are held by Seller or otherwise relate to the Real Property or the business of Seller.

                        (b) Schedule 9.17 describes (i) the storage, use, generation, disposal, release, emission, dispersal, spilling, leaking, dumping, or migration of Hazardous Substances by Seller at the Real Property during the period Seller owned or occupied the Real Property and (ii) any storage, use, generation, disposal, release, emission, dispersal, spilling, leaking, dumping, or migration of Hazardous Substances at the Real Property prior to the period Seller owned or occupied the Real Property.

                        (c) Schedule 9.17 lists all above-ground or below-ground storage tanks on the Real Property and identifies all products and materials ever to have been stored in such tanks.

                        For purposes of this Agreement, the term "Environmental Laws" shall mean all foreign, federal, interstate, state and local laws, including statutes, rules, regulations, other governmental orders, guidances, restrictions, ordinances and requirements, all contractual obligations and all common law relating to the discharge, disposal, release, emission, dispersal, spilling, leaking, dumping, or migration of Hazardous Substances, air pollutants, water pollutants or process waste water or the disposal of solid or hazardous waste or otherwise relating to the environment, or hazardous substances or employee health and safety, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Clean Air Act, the Water Pollution Control Act, the Oil Pollution Prevention Act, the Resource Conservation and Recovery Act of 1976, the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act of 1970, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (all the same as may have been amended), rules and regulations of the U.S. Environmental Protection Agency, rules and regulations of the U.S. Nuclear Regulatory Agency, rules and regulations of the U.S. Department of Transportation, state environmental protection statutes, and rules and regulations of any state or local department of environmental or natural resources or any state or local environmental protection agency now or hereafter in effect. The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials, any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents), fumes, soot, smoke, acids, alkalis, chemicals, liquids, gases, vapors, wastes and materials and any other similar substances or materials which are regulated under, or as to which liability may be imposed as of the date hereof under, Environmental Laws.

                        9.18 Environmental Regulation.  Except as disclosed on
Schedule 9.18:

                             (a)  The Environmental Permits constitute all
permits, licenses, approvals and consents from foreign, federal, interstate, state or local government agencies relating to Environmental Laws or Hazardous Substances required for the conduct of the business of Seller and the use or the operation of the Real Property in compliance with Environmental Laws. Seller is in material compliance with each Environmental Permit and the Environmental Permits are each in full force and effect. Neither Seller nor the Shareholder has received any notice, written or, to the Seller's or Shareholder's knowledge, oral, of any violation of any Environmental Permit and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to Seller's and the Shareholder's knowledge, threatened. No plan, application, report, certificate or other document filed with or furnished to any government agency by Seller in connection with any Environmental Law or Environmental Permit contained any untrue statement of material fact or omitted any statement of material fact necessary to make the statements made not misleading.

                             (b)  Seller has duly filed with government agencies
all reports, returns and other filings required to be filed with respect to the Real Property under Environmental Laws and the Environmental Permits and has made available to Purchaser complete copies of all environmental filings described in this subparagraph.

                             (c)  Seller's business and the Real Property have
been and are being operated in all material respects in accordance with all Environmental Laws and Environmental Permits. Neither Seller nor the Shareholder has received any notice nor does Seller or the Shareholder have any knowledge that Seller's business or the Real Property are not in compliance with, or are subject to liability under any Environmental Laws and Environmental Permits.

                             (d)  There are no actions, suits, claims,
investigations or proceedings, either judicial or administrative, or governmental or administrative investigations pending or, to the best of Seller's and the Shareholder's knowledge, threatened against Seller, its business or the Real Property which in any case asserts or alleges (i) Seller or the Real Property violated any Environmental Law; (ii) Seller or the Real Property violated or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any foreign, federal, interstate, state or local governmental authority; (iii) Seller is required to clean up or take an investigation, remedial or other response action or otherwise has liability or must bear costs (including any third party toxic tort liability) with respect to the generation, storage, treatment, recycling, disposal, discharge or other release or threatened release of any Hazardous Substance on the Real Property or elsewhere; or (iv) Seller is required to contribute to the cost of any past, present or future clean up or remedial or other response action which arises out of or is related to the generation, storage, treatment, recycling, disposal, discharge or other release or threatened release of any Hazardous Substance by Seller. Seller and the Real Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

                             (e)  Except as set forth on Schedule 9.18(e), (i)
no Hazardous Substances have been generated, stored, treated, recycled or disposed of (intentionally or unintentionally), nor have Seller or the Shareholder arranged for disposal of Hazardous Substances, on, under, from or at the Real Property or any other facility or property, including any offsite disposal facility and/or such generation, storage, treatment, recycling or disposal or arrangement for disposal will not result in any requirement for investigation or cleanup or any liability (contingent or otherwise) under any Environmental Law; (ii) there has been no release or threatened release of any Hazardous Substance at, on, under or from the Real Property or any other facility or property owned or operated at any time by Seller and/or such release or threatened release will not result in any requirement for investigation or cleanup or any liability (contingent or otherwise) under any Environmental Law (and the Real Property is not contaminated with any Hazardous Substances); (iii) for so long as Seller has owned the Real Property, there have not been nor are there now any materials containing asbestos or PCBs on the Real Property; and
(iv) to Seller's and the Shareholder's knowledge, there have been no activities on the Real Property or any other facility owned or operated at any time by Seller which would subject Purchaser or any subsequent owner, lessee, occupant or operator of the Real Property to damages, penalties, injunctive relief or cleanup costs or any other liability under any Environmental Law, common law theory of liability or any other theory of liability. Except as set forth on
Schedule 9.18 and except as set forth in the Environmental Report issued to Purchaser by Virginia Geotechnical Services, P.C. dated February 4,1999 (the "Environmental Report"), to Seller's and the Shareholder's knowledge, no property adjacent to the Real Property has ever been used for the treatment, recycling or disposal (intentional or unintentional) of Hazardous Substances nor has there been a release or threatened release of any Hazardous Substances from such adjacent property and/or will not subject the Purchaser to damages, penalties, injunctive relief, cleanup costs or any other liability under Environmental Law, common law theory of liability or any other theory of liability. All treatment, storage, recycling or disposal of Hazardous Substances has been conducted off the Real Property and in material compliance with all Environmental Laws and Environmental Permits and/or will not subject the Purchaser to damages, penalties, injunctive relief, cleanup costs or any other liability under Environmental Law, common law theory of liability or any other theory of liability. Seller and the Shareholder have provided Purchaser and its representatives with full access to the Real Property and have provided Purchaser with copies of all environmental reports relating thereto in their possession.

                             (f)  Except as described on Schedule 9.18(f) or in
the Environmental Report, to Seller's and the Shareholder's knowledge, there are no wetlands on the Real Property and Seller is in material compliance with any applicable wetlands requirements and laws. To Seller's and the Shareholder's knowledge, and except as described in the Environmental Report, Seller and the Real Property are in material compliance with all applicable requirements of the Chesterfield County Preservation Ordinance.

                             9.19 Title to the Purchased Assets.  Except as
specifically disclosed on Schedule 9.19 and as set forth in Section 9.08 with respect to the Real Property, Seller has good and marketable title to (or interest in with respect to Leases and Contracts) all of the Purchased Assets, (including without limitation licenses to the Telemagic software, the TIW software and the SBT software) free and clear of all security interests, title retention agreements, liens, mortgages, encumbrances and restrictions. Except for the Excluded Assets, the Purchased Assets and the property subject to the Leases constitute all of the property used in the operation of Seller's business. Seller is conveying or assigning to Purchaser all of its right, title and interest in and to the Purchased Assets.

                             9.20 Personal Property Leased.  Schedule 1.04 sets
forth a list of all machinery, equipment, Vehicles and other tangible personal property used in the operation of Seller which is covered by a lease to which Seller is a party and which comprise part of the Purchased Assets.

                             9.21 Condition of the Purchased Assets.  Except as
set forth in the schedules to this Agreement, no written or, to Seller's and the Shareholder's knowledge, oral notice from any governmental body or other person has been served upon Seller or the Shareholder or upon any of the Purchased Assets or other assets leased, occupied or operated by Seller claiming any violation of any law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with such property with respect to which Seller has not complied. Except as set forth on Schedule 9.21, to Seller's and the Shareholder's knowledge, no material maintenance is needed with respect to the Purchased Assets. To Seller's and the Shareholder's knowledge, except as set forth on Schedule 9.21, the Purchased Assets are in all respects in good condition and working order (reasonable wear and tear excepted), and are all located on the Real Property.

                             9.22 Contracts.  Except for the Leases and
Contracts described on Schedules 1.04 and 1.05, Seller does not have any written or, to Seller's and the Shareholder's knowledge, oral commitments, leases or contracts. All of the Leases and Contracts are legally valid and binding and in full force and effect with respect to the parties thereto and neither Seller nor, to Seller's or the Shareholder's knowledge, any of the other parties to any of the Leases or Contracts is in material default thereof. Seller and the Shareholder have no knowledge of any claimed breach of any of the Leases or Contracts or of the occurrence of any event which, after the passage of time or the giving of notice or both, would constitute a material default by Seller or any other party to any Lease or Contract. None of the rights of Seller under the Leases or Contracts, subject to any requirement pursuant to the terms and conditions thereof to obtain consent, will be impaired by the consummation of the transactions contemplated by this Agreement and all of the rights of Seller thereunder will be enforceable by Purchaser after Closing without the consent or agreement of any other party (except for consents delivered by Seller at Closing). Seller has delivered to Purchaser copies or descriptions of all the Leases and Contracts, all of which are true and complete and include all amendments or modifications. All of the Contracts and Leases were entered into in the ordinary course of business.

                        9.23 Litigation and Proceedings.  Except as set forth on
Schedule 9.23, Seller and the Shareholder have no knowledge of and have received no notice of any suit, action or legal, administrative, arbitration or other proceeding, Product Liability Claim, unemployment or termination of employment claim, employment compensation claim, environmental claim, infringement claim, claim for breach of contract or lease, or material accident pending against Seller that affects the Purchased Assets or Assumed Liabilities and, to Seller's and the Shareholder's knowledge, Seller is not under investigation with respect to any charge concerning violation of any law or administrative regulations, federal, local or state, and, to Seller's and the Shareholder's knowledge, no set of facts or circumstances exist or have existed which would constitute a basis for any such action, proceeding, investigation, suit or arbitration. Except as set forth on Schedule 9.23, Seller is not now under any judgment, order, injunction or decree of any court, administrative agency or other governmental authority which would have a material adverse effect on Seller.

                        9.24 Restrictions on Personnel.  Except as set forth on
Schedule 9.24, to Seller's and the Shareholder's knowledge, no officer or employee of Seller (hereinafter referred to as the Employees) has entered into, in his or her capacity as an individual, any agreement which is now in effect with any person, corporation, partnership or business organization (other than Seller) requiring such Employee to assign to any such person or entity any interest in any invention or trade secrets or to keep confidential any trade secrets or containing any prohibition or restriction of competition or solicitation of customers.

                        9.25 Employee Compensation. Schedule 9.25 sets forth the name of each Employee who is employed under a written employment agreement.

                        9.26 Employment Policies. Seller has provided to Purchaser all of Seller's written employment policies presently in effect for the Employees. To Seller's and the Shareholder's knowledge, there are no employment policies not in writing.

                        9.27 Taxes. Except as set forth on Schedule 9.27, all federal, state, county and local income, excise, sales, use, gross receipts, ad valorem payroll and other taxes, fees and assessments imposed on Seller and all federal and state payroll taxes withheld by Seller, all in relation to the operation of Seller prior to the Closing Date or as a result of the transactions contemplated hereby (except as responsibility for taxes as a result of the transactions contemplated hereby may be allocated to Purchaser under section 16.05), have been or will be duly, timely and fully reported, paid and discharged by Seller.

                        9.28 Employee Benefit Plans.

                             (a)  Schedule 9.28 lists all "employee pension
benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by Seller (the "Pension Plans"). The term "Pension Plan" shall also include any terminated employee pension benefit plan previously maintained, sponsored or contributed to by Seller which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits.

                             (b)  Seller has made available to Purchaser true
and complete copies of (i) the documents governing each of the Pension Plans as in effect on the Closing Date; (ii) the most recent annual report prepared and filed on the appropriate Internal Revenue Service Form 5500 series, including all required attachments, for each of the Pension Plans subject to such reporting requirements; and (iii) the most recent determination letter issued by the Internal Revenue Service concerning the qualification of any Pension Plan pursuant to section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                             (c)  None of the assets of Seller are subject to
any lien, constructive or otherwise, arising under ERISA section 4068.

                             (d)  All Pension Plans constitute "qualified" plans
within the meaning of Code section 401(a) or simplified employee pensions within the meaning of Code section 408(k) and the plans' respective trusts are tax exempt pursuant to Code section 501(a) or Code section 408(e)(i).

                             (e)  Schedule 9.28 lists all "employee welfare
benefit plans," as defined in ERISA section 3(1), without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by Seller (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by Seller which, as of the Closing Date, has not distributed all of its assets and/or satisfied all of its obligations.

                             (f)  Seller has made available to Purchaser true
and complete copies of the documents governing each of the Welfare Plans as in effect on the Closing Date.

                             (g)  Schedule 9.28 lists all plans or programs to
provide fringe benefits to Seller's employees (other than Pension Plans and Welfare Plans), including, but not limited to, vacation, sick leave, severance pay, nonqualified deferred compensation plans and other insurance plans or related benefits (the "Fringe Benefit Plans"). The term "Fringe Benefit Plan" shall include the trusts and other funding vehicles relating to the Fringe Benefit Plans. The term "Fringe Benefit Plan" shall also include any terminated fringe benefit plan previously maintained, sponsored or contributed to by Seller which, as of the Closing Date, has not distributed all of its assets and/or satisfied all of its obligations.

                             (h)  Seller has made available to Purchaser true
and complete copies of the documents governing each Fringe Benefit Plan.

                             (i)  Except as set forth on Schedule 9.28, Seller
has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would affect any employee whose employment with Seller has terminated as a result of this Agreement. Seller has made no material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Pension Plan or Welfare Plan which is not set forth in the Pension Plan or Welfare Plan documents provided to Purchaser.

                             (j)  For purposes of this section 9.28, "Seller"
shall include the Seller and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which Seller is a member.

                             (k)  Except as disclosed on Schedule 9.28, Seller
has never been obligated to contribute to any multiemployer plan within the meaning of ERISA section 3(37).

                             (l)  To the knowledge of Seller and the
Shareholder, the Pension Plans, the Welfare Plans and the Fringe Benefit Plans have been administered in all respects in compliance with the applicable requirements of ERISA, the Code, the plan document and all other applicable rules, regulations and laws. The Pension Plans meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code. There are no outstanding issues relating back to the Pension Plans, Welfare Plans and Fringe Benefit Plans pending before the Internal Revenue Service, Department of Labor, or the Pension Benefit Guaranty Corporation ("PBGC"). Each Pension Plan has been amended to conform to applicable law, including the Tax Reform Act of 1986, the Omnibus Reconciliation Act of 1989, Unemployment Compensation Amendments of 1992 and the Omnibus Reconciliation Act of 1993. To Seller's or the Shareholder's knowledge, with respect to each Pension Plan, Welfare Plan and Fringe Benefit Plan, all reporting and disclosure requirements have been met for all years.

                             (m)  All required contributions pursuant to the
Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Closing Date have been made or will be made or are adequately reflected as accruals in accordance with generally accepted accounting principles on the Seller's financial statements prior to the Closing Date.

                             (n)  There are no pending or, to the knowledge of
Seller or the Shareholder, threatened claims, lawsuits or arbitrations which have been inserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including the assets of any trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans.

                             (o)  With respect to each Pension Plan, Welfare
Plan and Fringe Benefit Plan other than the Simplified Employee Pension-Individual Retirement Accounts, the Seller has furnished to the Purchaser written descriptions including administrative procedures that have been adopted that may have established a precedent upon which participants, beneficiaries, or alternate payees may rely. Except as disclosed on Schedule 9.28, to Seller's or the Shareholder's knowledge, no representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Seller's employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Closing Date.

                             (p)  With respect to any Welfare Plan which is a
"group health plan" as defined in Code section 4980B, the Seller, to Seller's or the Shareholder's knowledge, has complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Closing Date.

                             (q)  With respect to each Pension Plan, Welfare
Plan and Fringe Benefit Plan other than the Simplified Employee
Pension-Individual Retirement Accounts, the Seller has furnished to the Purchaser copies of any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the Trustees or any committee thereunder, all of which are true and complete.

                             (r)  Except as disclosed on Schedule 9.28, to the
knowledge of Seller and the Shareholder, since December 31, 1974, no fiduciary of the Pension Plans or Welfare Plans other than the Simplified Employee Pension-Individual Retirement Accounts has engaged in any "prohibited transaction"" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part IV of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

                             (s)  Except as disclosed in Schedule 9.28, no
Welfare Plan or Fringe Benefit Plan other than the Simplified Employee Pension-Individual Retirement Accounts provides any form of post-retirement health benefits to retired employees of the Seller, other than benefits required to be provided pursuant to Code section 4980B.

                        9.29 Labor Matters.

                             (a)  There are no union collective bargaining
agreements, letters of understanding, agreements modifying same or other labor contracts. Except as disclosed on Schedule 9.29, Seller is not a party to any pending arbitration or grievance proceeding or other claim relating to any contract or laws regarding employment practices nor, to Seller's and the Shareholder's knowledge, is any such action threatened.

                             (b)  Seller is not bound by nor does it have
knowledge of any court, administrative agency, arbitration, tribunal, commission or board decree, judgment, decision, agreement or settlement relating to (i) any collective bargaining agreements or other labor or employment agreements (including, without limitation, the wages, hours or other terms or conditions of employment contained therein); (ii) unfair labor practices; (iii) union representation proceedings or attempts to organize a collective bargaining unit;
(iv) employment discrimination (v) wrongful discharge; (vi) wage/hour matters;
(vii) unemployment compensation; (viii) worker's compensation; (ix) occupational safety and health, safe work place or employee right-to-know laws; (x) affirmative action, government contracts or contract compliance laws; (xi) immigration laws; (xii) employment-related tort, or retaliation claims; (xiii) laws governing an employee's right to continued coverage under a group health insurance plan; (xiv) plant closing and mass lay-off laws; (xv) family and medical leave laws; (xvi) noncompete, confidentiality or trade secret agreements; or (xvii) any other labor or employment-related claim which may in any way materially and adversely affect Seller or the Purchased Assets. Except as set forth on Schedule 9.29, Seller and the Shareholder have no notice nor knowledge of any such pending or threatened employment-related claim, charge or investigation, or, by or on behalf of current or former employees of Seller, or applicants for employment with Seller, or of any current investigation by any government agency relating to employment or safety issues pertaining to Seller.

                             (c)  Seller has made all required payments that are
due and payable to the appropriate governmental authorities with respect to applicable unemployment compensation reserve accounts for its employees in the Commonwealth of Virginia. Seller has no regular, full-time employees except in Virginia.

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

                             (d)  Except as disclosed on Schedule 9.29, there is
no pending or threatened charge, complaint or petition by, against or involving Seller before the National Labor Relations Board or any state or local agency and no labor strike, slowdown or work stoppage, other material labor trouble, material labor, grievance or representation question is pending, or to Seller's or the Shareholder's knowledge, threatened against Seller.

                             (e)  Prior to the Closing Date, Seller shall have
given notice to each of its employees that effective as of the Closing Date such employees no longer will be employees of Seller and as of Closing shall become employees of Purchaser, and shall furnish such employees and appropriate governmental authorities such other notice as may be required by and in accordance with applicable laws and regulations, including, without limitation, any applicable plant closing or mass lay-off laws.

                             (f)  Nothing contained in this Agreement shall
confer upon any of the Seller's employees any rights or remedies of any nature or kind whatsoever, including, without limitation, any right to employment or continued employment for any specified period.

                        9.30 Disclosure and Reliance. Disclosures made by
Seller and the Shareholder in any schedule to this Agreement shall be deemed to be a disclosure with respect to all representations, warranties and covenants set forth herein. However, all disclosures must be sufficiently complete such that the related warranty or representation contained in this Agreement does not contain any untrue statement or fact or omit to state any fact required to make the statements therein contained not materially misleading under the circumstances existing as of the date hereof. No warranty or representation by Seller or the Shareholder contained in this Agreement contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not materially misleading under the circumstances existing as of the date hereof.

                        9.31 Intangible Assets. Schedule 1.03 contains a true and complete list of all patents, invention disclosures, trademarks, trade names, service marks and licenses owned by Seller and all pending applications and applications to be filed therefor. Except as set forth on Schedule 9.31, all Intangible Assets are fully assignable and are being transferred hereunder free and clear of any adverse claims or interests. Except as set forth on Schedule 9.31, no licenses or agreements have been granted or entered into by Seller relating to any of the Intangible Assets. Except for the Intangible Assets, in Seller's and the Shareholder's reasonable judgment, no other patents, trademarks, trade names, service marks, copyrights, computer software, trade secrets, licenses or applications therefor are necessary for the operation of Seller's business as currently conducted. Except as set forth on Schedule 9.31, to Seller's and the Shareholder's knowledge, the operation of Seller and the use of its products by customers have not involved any infringement or misappropriation, and Seller and the Shareholder have no notice or knowledge of, (a) any claim against Seller for infringement of any patents, trademarks, trade names, service marks, copyrights or licenses of others; or (b) the misappropriation of the trade secrets of others.

                        9.32 Letters of Credit. There exist no outstanding letters of credit used by Seller in the operation of its business, including letters of credit delivered by third parties for Seller's benefit.

                        9.33 Unlawful Payments. To Seller's and the
Shareholder's knowledge, no payments of cash or other consideration have been made to any person, entity or government by Seller or on Seller's behalf with respect to operation of its business by any agent, employee, officer, director, shareholder or other person or entity which were unlawful under the laws of the United States or any state or other government having appropriate jurisdiction.

                        9.34 Disabled Employees. To Seller's and the
Shareholder's knowledge, no Employee was eligible for long-term disability but had not been certified as such as of the Closing Date. Except as set forth on
Schedule 9.34, no Employee was, as of the Closing Date, on medical leave.

                        9.35 Subsidiaries. Seller has no subsidiaries. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity. Seller's business has not been conducted through any direct or indirect subsidiary or affiliate of Seller or any shareholder of Seller.

                        9.36 Government License and Regulation. Seller has all domestic and foreign governmental licenses and permits necessary to conduct its business and own and use the Purchased Assets, and such licenses and permits are in full force and effect. Except as set forth on Schedule 9.36, all rights of Seller under such licenses and permits are transferable to Purchaser solely upon the assignment of such licenses and permits by Seller to Purchaser hereunder, and will be exercisable by Purchaser after the consummation of the transactions contemplated by this Agreement. No proceeding is pending or, to Seller's and the Shareholder's knowledge, threatened regarding the revocation or limitation of any governmental license or permit and there is no basis or grounds for any such revocation or limitation.

                        9.37 Employment Contracts. Except as set forth on
Schedule 9.37, Seller has no employment contract with any person, nor any contract with any Employee involving termination, retirement or termination pay, deferred compensation, profit sharing or pension plans, employee benefit plans or other employee benefits or post-employment benefits of any kind. Schedule 9.37 lists (a) the names, job descriptions and total compensation of each director, employee or consultant of Seller; (b) the fringe benefits currently furnished to such persons and (c) all loans, leases and other financial arrangements to or from Seller with any Employee, officer, director or consultant.

                        9.38 Year 2000 Compliance. Seller's Telemagic telemarketing software ("Telemagic") will correctly recognize, calculate, sort, store, display and otherwise process data involving dates prior to, during and after the year 2000 A.D., including but not limited to correct processing of leap years, and the operation and functionality of Telemagic shall in no way be materially adversely affected by the approach, occurrence or passing of the calendar date January 1, 2000 ("Year 2000 Compliant"). Seller has verified that Telemagic is Year 2000 Compliant either by appropriate and adequate testing using scenarios spanning dates prior to and after the year 2000 A.D. or by receipt of a written warranty, which is by its terms assignable to Purchaser, a copy of which is attached to Schedule 9.38, from the developer of Telemagic warranting that Telemagic is Year 2000 Compliant and providing adequate remedies in the event of a breach of such warranty.

                        9.39 Assets and Sales. Assuming that the Purchase Price payable by Purchaser to Seller under this Agreement is not determinative in calculating total assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, neither Seller nor, as Seller's "ultimate parent entity," the Shareholder, has total assets or annual net sales of $10,000,000 or more. The Shareholder has no regularly prepared financial statement showing total assets or annual net sales of $10,000,000 or more.

                   10. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

                        10.01 Corporate Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Wisconsin and, based solely on a certificate of the Department of Financial Institutions of the State of Wisconsin (the "Department"), (a) has filed with the Department during its most recently completed report year of the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421 to cause its administrative dissolution; (c) no determination has been made by the Department that grounds exist for such action; (d) no filing has been made with the Department of a decree of dissolution with respect to Purchaser; and (e) Articles of Dissolution of Purchaser have not been filed with the Department. Purchaser has the corporate power and authority to own its property and carry on its business. Purchaser is duly licensed and qualified to do business and is in good standing in the Commonwealth of Virginia.

                        10.02 Authority. Purchaser has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for herein. The execution and delivery of this Agreement by Purchaser and the performance by it of its obligations to be performed hereunder have been duly authorized by all necessary and appropriate corporate action. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms or conditions of Purchaser's Articles of Incorporation or By-Laws or any court or administrative order or process, any agreement or instrument to which Purchaser is a party or by which it is bound or by any statute or regulation of any governmental agency. This Agreement and the documents contemplated hereby are valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

                        10.03 Hiring of Employees. As soon as practicable on or after the Closing Date, Purchaser shall give notice to each of Seller's employees that effective as of the Closing Date such employees shall be at-will employees of Purchaser.

                        10.04 Bonus Amount. Purchaser shall pay the Bonus Amount to employees in accordance with section 5.01 and Schedule 5.01(b).

                        10.05 Warranties True and Correct. No warranty or representation by Purchaser contained in this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading under the circumstances existing as of the date hereof.

                        10.06 Purchaser's Knowledge. Nothing has come to Purchaser's attention during the course of Purchaser's due diligence that is, or in Purchaser's reasonable judgment is likely to result in, a breach of any of Seller's or the Shareholder's representations and warranties made in this Agreement except for matters disclosed in this Agreement or the Schedules hereto.

                   11.  Mutual Covenants.

                        11.01 Books and Records. The parties agree that, for the purpose of this section, the "Access Period" is defined as the longer of (a) a period of five years following the Closing Date or (b) the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Seller and the Shareholder hereby covenant and agree to maintain in a reasonably accessible place, during the Access Period, the books and records not delivered to Purchaser hereunder relating to Seller wherever located and to provide copies of such books and records to Purchaser or its representative upon Purchaser's reasonable request at Purchaser's expense. Seller and the Shareholder agree to notify Purchaser prior to disposing of any such books and records and, upon request made within sixty days after receipt of such notice, to deliver such books and records to Purchaser at Purchaser's expense. With respect to the books and records delivered to Purchaser hereunder (including the Documents), Purchaser hereby covenants and agrees to give Seller and the Shareholder the same access for the same time period and agrees to give Seller and the Shareholder the same notice and right in the event of any proposed disposition of such books and records.

                        11.02 Litigation Assistance. With respect to any claim relating to Seller's business which is not assumed by Purchaser hereunder, Purchaser agrees to fully cooperate and assist Seller in defending such claim or lawsuit at Seller's sole expense. Such cooperation and assistance shall include providing personnel (experienced in litigation matters) to assist in the production of documents and to participate in consultations, depositions and trial, to the same extent as if Purchaser was defending such claim or lawsuit. Upon written request, Seller shall reimburse Purchaser for all reasonable out-of-pocket expenses actually incurred by Purchaser (including regular rates of salary, wages and traveling expenses) solely for purposes of providing the cooperation and assistance required hereunder. With respect to any claim relating to Seller which is assumed by Purchaser hereunder, Seller and the Shareholder agree to give Purchaser the same assistance on the same terms and under the same conditions.

                        11.03 Reporting Assistance. Purchaser agrees to cooperate and timely assist Seller in preparing information for various authorities after the Closing Date on the condition that such information relates to the purchase contemplated by this Agreement or the Purchased Assets. This information includes, but is not limited to, accounting and tax workbooks, responses to audit requests, other filings to tax authorities (e.g., payroll, property, sales and use taxes and other information necessary to comply with federal, state and local laws). Seller shall reimburse Purchaser, upon written request, for all reasonable out-of-pocket expenses actually incurred by Purchaser (including regular rates of salary, wages and traveling expenses) solely for purposes of providing the cooperation and assistance required hereunder. Seller and the Shareholder agree to provide the same reporting assistance to Purchaser on the same terms and under the same conditions.

                   12.  Covenants and Agreements of Seller.

                        12.01 Employee Benefits. Seller shall pay promptly when due severance pay, vacation pay, termination compensation and other benefits payable to employees of Seller due on or prior to the Closing Date or payable by Seller in relation to Seller's termination of the employment of any employees on or prior to the Closing Date.

                        12.02 Seller's Benefit Plans. Seller agrees that Purchaser shall assume no responsibility to maintain or provide benefits pursuant to any Pension Plan, Welfare Plan or Fringe Benefit Plan, including, without limitation, any plan to provide medical or health benefits to retired employees of Seller, that is not specifically assumed or listed as not to be assumed, by Purchaser hereunder as set forth on Schedule 12.02. Purchaser shall become the successor sponsor only of any Pension Plans, Welfare Plans or Fringe Benefit Plans which are listed as assumed on Schedule 12.02. Except for such amounts that are included on the statement of Operating Working Capital as of the Closing Date, Seller shall remain responsible for the benefits, including, without limitation, benefits provided pursuant to any Pension Plan, Welfare Plan or Fringe Benefit Plan, with respect to any employee of Seller on paid or unpaid leave of absence, worker's compensation, short-term disability or long-term disability as of the Closing Date. Seller agrees to forward to Purchaser any of the following amounts that were actually paid to or withheld by Seller prior to the Closing Date: (a) cafeteria plan deferrals, (b) employee withholdings or payments for health, dental or COBRA premiums, and (c) Pension Plan employee deferrals. Seller also agrees to pay Purchaser for its pro-rata share of any employer payments to Pension Plans that are required under the terms of such plans as in effect on the Closing Date, disregarding any hours of service requirements for employer contributions.

                        12.03 Account Debtors. If Seller or the Shareholder receives any payment from an account debtor with respect to a Receivable, it shall promptly remit the payment to Purchaser. Purchaser is authorized to endorse any instrument of payment to Seller or the Shareholder pursuant to its rights hereunder. If Purchaser receives any payments from an account debtor with respect to an Excluded Receivable, it shall promptly remit the payment to Seller. If any Receivables written off in the post Closing adjustment under
Section 5.03 are subsequently collected, Purchaser shall promptly remit such payment(s) to Seller or its successor.

                   13.  Indemnification by Seller and the Shareholder.

                        13.01 Generally. Notwithstanding the Closing, Seller and its successors and the Shareholder, jointly and severally, agree to indemnify, defend and hold Purchaser and its directors, officers, employees, agents, shareholders, successors and assigns harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees, punitive damages and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim) ("Purchaser's Damages") arising out of, resulting from or relating to:

                        (a) any inaccuracy in or breach of a representation or warranty of Seller or the Shareholder pursuant to this Agreement, including schedules and certificates delivered pursuant hereto that is (i) made in ss.9.01, 9.02, 9.03, 9.08, 9.29, or 9.35, or (ii) the breach of which relates solely to the Purchased Assets or the Assumed Liabilities;

                        (b) any failure of Seller or the Shareholder to duly perform any term, provision, covenant or agreement to be performed by Seller or the Shareholder pursuant to this Agreement which failure does not give rise to indemnification pursuant to ss.13.01(a); and

                        (c) any and all accrued, contingent or other liabilities, debts, obligations and commitments of Seller not expressly assumed by Purchaser pursuant to this Agreement, including, but not limited to, Excluded Liabilities, brokerage fees, expenses referred to in section 16.05, any bulk sales liability referred to in section 16.06 and any sales or use tax liabilities arising out of or relating to the conduct of Seller prior to the Closing Date or as a result of the transactions contemplated hereby.

                        The representations and warranties of Seller and the Shareholder shall survive for a period of 12 months after Closing, or such longer period as specified herein. The representations and warranties in sections 9.01, 9.02 and 9.19 shall survive indefinitely. Seller's and the Shareholder's obligation to indemnify Purchaser with respect to a particular claim under section 9 shall extend beyond the applicable period set forth above if Purchaser, acting in good faith, asserts such claim within the applicable period.

                   13.02 Procedure. Purchaser shall give Seller and the Shareholder prompt notice in writing of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this section applies ("Notice of Claim"). If such claim or demand is evidenced by a court pleading, Purchaser shall give Notice of Claim within ten days of receipt of such pleading. If such claim or demand is evidenced by some other writing or notice from a third party, Purchaser shall give Notice of Claim within ten days of the date it receives a notice of such claim.

                        Purchaser shall furnish to Seller and the Shareholder in reasonable detail such information as Purchaser may have with respect to such claim or demand (including, without limitation, copies of any summons, complaints or other pleadings which may have been served on Purchaser or its agents and any written claim, demand, invoice, billing or other document evidencing the same). Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of Purchaser to collect such claims from Seller and/or the Shareholder so long as such failure to so notify does not materially adversely affect the Seller's or the Shareholder's ability to defend such claim against a third party.

                        If Purchaser's request for indemnification arises from the claim of a third party, the written notice shall permit Seller or the Shareholder to assume control of the defense of such claim or any litigation resulting from such claim. Failure by Seller or the Shareholder to so notify Purchaser of its or their election to defend a complaint by a third party within ten days shall be a waiver by Seller and the Shareholder of its or their right to respond to such complaint and within ten days after notice thereof shall be a waiver by Seller and the Shareholder of its or their right to assume control of the defense of such claim or litigation. If Seller or the Shareholder assumes control of the defense of such claim or litigation resulting therefrom, Seller or the Shareholder shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom, and Seller and the Shareholder shall hold Purchaser harmless from and against all damages arising out of or resulting from any settlement approved by Seller or the Shareholder or any judgment in connection with such claim or litigation. Notwithstanding Seller's or the Shareholder's assumption of the defense of such third-party claim or demand, Purchaser shall have the right to participate in the defense of such third-party claim or demand at its own expense. Seller and the Shareholder shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement, except in either case with a written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. Purchaser shall furnish Seller and the Shareholder in reasonable detail all information Purchaser may have with respect to any such third-party claim and shall make available to Seller and the Shareholder and their representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Seller and the Shareholder in the defense of such third-party claim. If Seller or the Shareholder do not assume control of the defense of any such third-party claim or litigation resulting therefrom, Purchaser may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Seller and the Shareholder shall indemnify Purchaser from any damages and reasonable costs indemnifiable under this section incurred in connection therewith.

                  13.03 Limitations. Except for Seller's and the Shareholder's obligations to indemnify Purchaser under subsections 13.01(b) and (c) of this Agreement, no indemnification with respect to representations and warranties in this Agreement shall be payable by Seller or the Shareholder to Purchaser unless and until Purchaser's Damages exceed an amount equal to 1% of the Purchase Price, as adjusted pursuant to section 5.03. At such time that Purchaser's Damages exceed such amount, Seller and the Shareholder shall be liable to Purchaser for all of Purchaser's Damages incurred thereafter. No indemnification under section 13.01 of this Agreement shall be payable by Seller or the Shareholder to Purchaser in excess of an amount equal to 10% of the Purchase Price, as adjusted pursuant to section 5.03. Purchaser shall be entitled to recover any amounts owed to Purchaser pursuant to this section directly from Seller or the Shareholder upon demand. The limitations set forth in this section
13.03 shall not apply
to (a) the representations and warranties in sections 9.01, 9.02 and 9.19; (b) liabilities for income taxes described in ss.4.03 and the Distribution Payable described in ss.4.06; or (c) actions based on Seller's or the Shareholder's fraudulent (i) conduct, (ii) misrepresentation, (iii) omission; provided, however, neither Seller nor the Shareholder shall have any indemnification obligation for amounts reimbursed or paid to Purchaser under applicable insurance policies or other forms of reimbursement to Purchaser.

                        (b) If Chesterfield County asserts a right of first refusal or option or if the Real Property is subject to a right of reverter in favor of Chesterfield County arising under the Real Estate Documents, the Seller or the Shareholder shall have the right to attempt to have Chesterfield County waive or otherwise not assert such rights. Such right to cure by Seller or the Shareholder shall exist for so long as Purchaser is able to operate from the Real Property at no additional cost or penalty to Purchaser, and provided that such attempt to cure does not adversely affect Purchaser's disposition of the Real Estate. Additionally, Purchaser agrees to make timely a claim under the title insurance policy referenced in Section 9.08 and prosecute such claim to completion with respect to any claim asserted by Chesterfield County relating to a right of first refusal, option or right of reverter arising under the Real Estate Documents from the transfer of the Real Property from Seller to Purchaser. To the extent that the Purchaser incurs Purchaser's Damages in excess of amounts recovered by the Purchaser under the title policy referenced in
Section 9.08, the Seller and the Shareholder, jointly and severally, shall indemnify the Purchaser for one-half of such excess Purchaser Damages up to, but not in excess of, 10% of the Purchase Price. The Seller's and the Shareholder's indemnification obligation with respect to such excess Purchaser's Damages shall expire, and be of no further force and effect, three (3) years from the date hereof.

                   14.  Indemnification by Purchaser.

                        14.01 Generally. Notwithstanding the Closing, Purchaser and its successors agree to indemnify, defend and hold Seller and the Shareholder, and Seller's directors, officers, employees, agents, shareholder, successors and assigns harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees, punitive damages and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim) ("Seller's Damages") arising out of, resulting from or relating to:

                             (a)  any inaccuracy in or breach of a
representation or warranty of Purchaser pursuant to this Agreement, including certificates and schedules delivered pursuant hereto;

                             (b)  any failure of Purchaser to duly perform or
satisfy the Assumed Liabilities or duly perform any term, provision, covenant or agreement to be performed by Purchaser pursuant to this Agreement; and

                             (c)  subject to the terms of this Agreement, any
liability or obligation arising out of events which occur after the Closing Date with respect to Purchaser's business, including, but not limited to, post-Closing Date violations by Purchaser of law or regulations.

                             Purchaser's representations and warranties to
Seller and the Shareholder shall survive Closing for a period of 12 months.

                       14.02 Procedure.  The procedural rules set forth in
section 13.02 shall apply with respect to indemnification by Purchaser; provided, however, that the parties' obligations under section 13.02 shall be reversed, as appropriate.

                  15.  Covenant Not to Compete.

                       15.01 Noncompetition. Within the United States, Canada, the United Kingdom, Germany, The Netherlands, Brazil, Mexico, Portugal, Sweden, France, China and/or Romania, neither Seller nor the Shareholder shall, directly or indirectly, during the five-year period beginning on the Closing Date and ending on the anniversary thereof in calendar year 2004 (the "Restricted Period"), engage or assist in the manufacture or sale of any products that are the same as or of a type substantially similar to products currently manufactured by Seller.

                        15.02 Confidentiality. During the Restricted Period, Seller and the Shareholder shall keep secret and retain in strictest confidence and shall not use for the benefit of Seller, the Shareholder or others any and all confidential matters of Seller's business as of the Closing Date, including, without limitation, trade secrets of Seller and shall not disclose such confidential matters to anyone other than Purchaser without the express written consent of Purchaser or as required by law, except for such confidential matters that (a) are or become generally available to the public other than as a result of a disclosure by Seller or the Shareholder; or (b) become available to Seller or the Shareholder on a nonconfidential basis from a source other than Purchaser or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or any other party with respect to such information.

                        15.03 Employees. During the Restricted Period, Seller and the Shareholder shall not, directly or indirectly, encourage to leave the employment of Purchaser or in any way solicit for employment any person who is employed by Purchaser immediately after the Closing Date.

                  16.   Provisions of General Applicability.

                        16.01 General. This Agreement may be amended only by an agreement in writing signed by the parties hereto. This Agreement shall be governed by and subject to the laws of the Commonwealth of Virginia without reference to choice of law provisions thereof. The failure of any party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and nonexclusive. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of each provision, clause or part under other circumstances, shall not be affected thereby, and any court of competent jurisdiction may so modify the objectionable portion as to make it valid, reasonable and enforceable. Without limiting the foregoing, the court shall have the right to sever and/or modify entire provisions, subprovisions, phrases, terms and/or words.

                        16.02 Further Assurances. Upon reasonable request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to protect or record the right or title of Purchaser to the Purchased Assets or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration.


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


                        16.03 Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and delivered or mailed by registered or certified mail, in the case of Seller or the Shareholder, to:

                        Mr. Olin V. Hyde
                        8900 Bellefonte Road
                        Richmond, VA 23229

with a copy to:

                        Hirschler, Fleischer, Weinberg, Cox & Allen
                        701 East Byrd Street, 15th Floor
                        Richmond, VA 23219
                        Attn:  James L. Weinberg, Esq.

and, in the case of Purchaser, to:

                        Jason Incorporated
                        411 East Wisconsin Avenue,
                        Suite 2500
                        Milwaukee, WI 53202
                        Attn:  Vincent L. Martin, Chairman

with a copy to:

                        Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. 1000 North Water Street, Suite 2100
                        P.O. Box 514000
                        Milwaukee, WI 53203-3400
                        Attn:  Richard W. Graber, Esq.

                        16.04 Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Purchaser, Seller, the Shareholder and their respective successors and assigns. This Agreement may not be assigned without the written consent of the other party or parties hereto.

                        16.05 Expenses. All expenses incurred by Seller, the Shareholder or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal, accounting and brokerage fees shall be the responsibility of and for the account of the party which ordered the particular service or incurred the particular expense, except as provided herein. Purchaser, Seller and the Shareholder represent and warrant to each other that there are no brokerage or finder's fees in connection with the transactions contemplated hereby resulting from any actions taken by them, except for the


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

fees payable to Harris Williams & Co., for which Seller and the Shareholder shall be solely liable, and the parties hereby indemnify, save and hold each other harmless from and against claims by any other broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them related to the transactions contemplated hereby. Any and all (a) federal, state, local or other taxes, arising out of, resulting from or relating to Seller's sale of the Purchased Assets, including taxes based on income and transfer (except as set forth below), sales, use and gross receipts taxes, and (b) 50% of the costs of the survey and title insurance shall be paid by and for the account of Seller and the Shareholder as the case may be. Seller and the Shareholder shall be jointly and severally liable for such amounts. Seller and the Shareholder shall be jointly and severally responsible for and shall pay as and when due any applicable grantor's tax. Purchaser shall be responsible for and shall pay as and when due any applicable state and local record taxes, 50% of the costs of the survey and title insurance and the costs of the Environmental Report.

                        16.06 Bulk Sales. Seller and the Shareholder hereby indemnify, defend and hold Purchaser harmless from any and all liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys' fees) arising out of or relating to claims asserted against Purchaser under the Virginia Bulk Sales Law or any other applicable bulk sales law.

                        16.07 Entire Agreement. This Agreement and the schedules and other documents to be delivered pursuant hereto constitute the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby.

                        16.08 Public Announcement. Except as required by law, no public announcement of the transactions contemplated hereby shall be made by way of press release, disclosure to the trade or otherwise except with the mutual approval of the parties.


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



                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

                               JASON INCORPORATED

                               BY  /s/ Mark Twain
                                   ----------------------------------

                               Its
                                   ----------------------------------

                               SEALEZE CORPORATION

                               BY  /s/ Olin V. Hyde
                                   ----------------------------------
                                    Olin V. Hyde, President

                               SHAREHOLDER:

                               /s/ Olin V. Hyde
                               --------------------------------------
                               Olin V. Hyde


Exhibits
--------

A.  General Bill of Sale.
B.  Assignment and Assumption Agreement.
C.  Legal Opinion of Hirschler, Fleischer, Weinberg, Cox & Allen.
D.  Employment and Consulting Agreement.
E.  Legal Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.



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